Exhibit 99.1

For Information

Mark A. Hellerstein

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DENVER, July 12, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today announces that Julio M. Quintana has been appointed to serve as a director of the Company. Mr. Quintana was appointed to the Board on July 7, 2006. With the addition of Mr. Quintana, the Board of Directors will have eight members.

Mark Hellerstein, Chairman and Chief Executive Officer, comments “We are pleased to have an individual of Julio’s talents and experiences joining St. Mary’s Board of Directors. He brings a very strong background in oil and gas technologies to the Board. Mr. Quintana will enhance the diverse business knowledge brought to St. Mary by its Directors.”

Mr. Quintana is the President and Chief Executive Officer of TESCO Corporation, an oilfield technology, services, and supply company. Prior to his appointment to his current position in September 2005, he served as Executive Vice President and Chief Operating Officer at TESCO. From 1999 to 2004, Mr. Quintana was employed at Schlumberger in various management roles. Mr. Quintana began his career at Unocal Corporation where he spent 20 years working in various engineering and leadership roles. He has a Bachelor of Science degree in mechanical engineering from the University of Southern California.

PR-06-09

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